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                [VENABLE, BAETJER AND HOWARD, LLP LETTERHEAD]




                                       October 13, 1995



Willkie Farr & Gallagher
One Citicorp Center
153 East 53rd Street
New York, New York 10022

         Re:  The Gabelli Equity Trust Inc.

Ladies and Gentlemen:

         We have acted as special Maryland counsel for The Gabelli Equity Trust Inc., a Maryland corporation (the "Fund"), in connection with the issuance of up to 14,931,381 shares (the "Shares") of its common stock, $.001 par value per share (the "Common Stock") pursuant to the exercise of rights (the "Rights") to purchase Common Stock to be distributed to the Fund's stockholders in accordance with the Fund's Registration Statement on Form N-2 (File Nos. 33-62323; 811-4700) (the "Registration Statement").

         As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the Registration Statement for the Shares, substantially in the form in which it is to become effective, and the form of subscription certificate for exercise of the Rights. We have examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland. We have further examined and relied upon a certificate of the Secretary of the Fund with respect to the Fund's Charter and Bylaws and certain action taken by its Board of Directors and the Pricing Committee of the Board of Directors, among other matters addressed in the certificate. We have examined and relied upon such corporate records of the Fund and other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

         We have assumed that the Fund has no "Principal Shareholder" as defined in Article VIII of the Fund's Charter and have relied upon a certificate of the Secretary of the Fund to the effect that the Fund has no knowledge of any such Principal Shareholder.

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Willkie Farr & Gallagher
October 13, 1995
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We have also assumed, without independent verification, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the genuineness of all signatures.

         Based on such examination, we are of the opinion and so advise you that the Shares to be issued upon exercise of the Rights have been duly authorized and when the Shares have been sold, issued and paid for as contemplated by the Registration Statement, the Shares will have been validly and legally issued and will be fully paid and nonassessable.

         This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities laws or "Blue Sky" laws of Maryland, to federal securities laws, or to other federal or state laws.

         You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "Legal Matters" in the Prospectus. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933 and the regulations thereunder.

                                       Very truly yours,


                                       /s/ Venable, Baetjer and Howard, LLP